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
 FORM 4
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                             WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person*                             |                                                   |      to Issuer (Check all applicable)
                                       |      Pacific Research & Engineering Corporation   |
   Harris Corporation                  |      (PXE)                                        |     _____ Director __X__ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS Identification  |  4. Statement for       |     _____ Other (specify below)
                                       |     Number of Reporting |     Month/Year          |     _________________________________
 1025 W. NASA Boulevard                |     Person, if an       |                         |
---------------------------------------|     Entity (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                       |    340276860            |     Date of Original    |        (Check Applicable Line)
                                       |                         |     (Month/Year)        |  ___ Form filed by One Reporting Person
Melbourne       FL           32919     |                         |                         |  _X_ Form filed by more than one
-----------------------------------------------------------------|-------------------------|      Reporting Person
(City)          (State)          (Zip) |                         |                         |
---------------------------------------|--------------------------------------------------------------------------------------------
                                       |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount   | (A)  | Price  | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |          |  or  |        |   and 4)    | (I)     | ship
                                       |               |       |       |          | (D)  |        |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
  Common Stock                         |  9/7/99       |  P    |       | 2,108,550|  A   | $2.35  |  2,108,550  |   D     |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
---------------------------------------|---------------|-------|-------|----------|------|--------|-------------|---------|---------
                                       |               |       |       |          |      |        |             |         |
------------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
                                                                                                                        Page 1 of 3
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   |  (A)  | (D)  |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
Common Stock                   |  $8.00       |   9/7/99      |  P    |       |402,072|      |    *    |   *    |   *    | 402,072
Purchase Warrants              |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
  $0.15       |    402,072     |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:
     * Upon completion of the merger of Space Coast Merger Corp. with and into Pacific Research & Engineering Corporation, effective October 4, 1999, the Warrants are no longer exercisable into the right to receive Common Stock, but are converted into the right to receive $2.35 in cash upon payment of the $8.00 exercise price.

                                                           /s/ Scott T. Mikuen, Assistant Secretary of Harris Corporation 10/5/99
                                                          -----------------------------------------------------------------------
                                                             **Signature of Reporting Person                                Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                             Page 2 of 3
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 Form 4 (continued)
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
1.     Name and Address of Reporting Person:             Space Coast Merger Corp., 1025 W. NASA Boulevard, Melbourne, Florida 32919
       Name of Designated Filer:                         Harris Corporation

2.     Issuer Name and Ticker or Trading Symbol:                  Pacific Research & Engineering Corporation  (PXE)

4.     Statement for Month/Year:                         9/99




/s/ Scott T. Mikuen, Assistant Secretary of Space Coast Merger Corp.                                      10/5/99
--------------------------------------------------------------------                                      -------
Signature of Reporting Person                                                                             Date

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